EXHIBIT 99.2
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AT THE TRUST
Robert G. Higgins                          Investor Relations
Vice President, General Counsel            L.G. Schafran - Chairman and
                                           Interim CEO/President
312-683-5539                               312 683-5525
bhiggins@banyanreit.com                    ir@banyanreit.com



FOR IMMEDIATE RELEASE
JANUARY 19, 2001


                    BANYAN STRATEGIC REALTY TRUST ANNOUNCES
                   QUARTERLY DISTRIBUTION OF $.03 PER SHARE


CHICAGO - JANUARY 19, 2001 - Banyan Strategic Realty Trust (Nasdaq: BSRTS) today declared a quarterly cash distribution of $.03 cents per share for the fourth quarter ended December 31, 2000. The distribution is payable February 28, 2001 to shareholders of record as of January 29, 2001.

      The $.03 per share distribution reflects a $.09 decrease from the $.12 distribution in each of the prior eleven quarters. The Trust had distributed $.10 per share in each quarter from September, 1990, to December, 1997. The decrease, according to the Trust, is directly attributable to a $1.4 million cash outlay during the quarter for tenant improvements necessitated primarily by the execution of major leases at the Trust's Colonial Penn Building in Tampa, Florida and the Lexington Business Center in Kentucky. Upon commencement of the lease terms, the occupancy at the Colonial Penn Building will increase from 72 percent to 100 percent and the occupancy of the Lexington Business Center will increase from 69 percent to 84 percent. The $1.4 million tenant improvement expense in the fourth quarter equaled the Trust's tenant improvement costs for the prior three quarters combined.

      Banyan adopted a Plan of Liquidation on January 8, 2001 and announced, on the same date, that it had entered into a definitive agreement to sell all of its real estate assets to Denholtz Management Corporation at a price of $226 million. The contract is subject to the completion of due diligence scheduled for March 30, 2001. Because the announced distribution follows the formal adoption of a Plan of Liquidation, the distribution will be treated as a return of capital to shareholders.

      Commenting on the fourth quarter distribution and the Denholtz transaction, the Trust's Interim President and CEO L.G. Schafran stated, "The buyer's due diligence is well underway and we continue to anticipate a late-April closing and a significant liquidating distribution soon thereafter. Our ability to make the liquidating distribution depends, however, upon the closing of the Denholtz transaction. In the meantime, although less than in prior quarters, we are making this fourth quarter distribution in recognition of our prior commitment to distribute to the shareholders as much as is prudent at the end of each quarter. We will continue to review our distributions on a quarterly basis."

      Banyan Strategic Realty Trust is an equity Real Estate Investment Trust (REIT) that owns primarily office and flex/industrial properties. The properties are located in certain major metropolitan areas of the Midwest and Southeastern United States, including Atlanta, Georgia and Chicago, Illinois, and smaller markets such as Huntsville, Alabama; Louisville, Kentucky; Memphis, Tennessee; and Orlando, Florida. The Trust's current portfolio consists of 27 properties totaling 3.5 million rentable square feet. As of this date the Trust has 14,282,640 shares of beneficial interest outstanding.

Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the closing of the Denholtz transaction and other risks and uncertainties that are detailed from time to time in our reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended
December 31, 1999 and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in our Form 10-Q for the quarter ended September 30, 2000 which was filed with the Securities and Exchange Commission on November 14, 2000. Without limitation the foregoing, words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.



              See Banyan's Website at http://www.banyanreit.com.

       For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter BSRTS.




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